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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PLD Telekom Inc.:

    We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

    Our report dated March 30, 1999 contains an explanatory paragraph that states the Company has suffered recurring losses, has a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt obligations. These factors raise substantial doubt the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP


New York, New York
November 2, 1999